Exhibit 10.5
SLM Corporation Directors Equity Plan
Non-Employee Director Restricted Stock Agreement
2009
               Pursuant to the terms and conditions of the SLM Corporation Directors Equity Plan (“the Plan”), the Board of Directors of SLM Corporation (the “Corporation”) hereby grants to «Name» (the “Grantee”) ___ shares of common stock of the Corporation, par value $0.20, (“Restricted Stock”) on May ___, 2009 (“Grant Date”) subject to the terms and conditions below. All capitalized terms used herein that are not defined shall have the meanings as set forth in the Plan.
•	100 percent of the Restricted Stock is subject to a risk of forfeiture and is non-transferable until the moment immediately prior to the Corporation’s 2010 annual shareholder meeting, and at that moment, 100 percent of the Restricted Stock will vest and become transferable unless vested earlier as set forth below.

•	The Restricted Stock will vest and be transferable earlier than the moment immediately prior to the Corporation’s 2010 annual shareholder meeting upon any of the following events: (i) the Grantee’s death or Disability or (ii) upon Change of Control or a Change of Control Transaction.

•	If the Grantee leaves the service of the Board of Directors prior to the Corporation’s 2010 annual shareholder meeting for reasons other than: death, Disability (as defined herein) or a Change of Control or Change of Control Transaction, then 100 percent of the Restricted Stock will be forfeited.

•	The Restricted Stock will be held in an account in the Grantee’s name at the Corporation’s transfer agent, currently Computershare. The Grantee is entitled to vote the shares of Restricted Stock.

•	Dividends declared on unvested shares of Restricted Stock will not be paid currently. Instead, amounts equal to such dividends will be credited to an account established on behalf of the Grantee and such amounts will be deemed to be invested in additional shares of SLM common stock (“Dividend Equivalents”). Such Dividend Equivalents will be subject to the same vesting schedule to which the Restricted Stock is subject. At the time that the underlying Restricted Stock vests, the amount of Dividend Equivalents allocable to such Restricted Stock (and any fractional share amount) will also vest and will be payable to the Grantee in shares of SLM common stock. Dividend Equivalents are not subject to income tax until vesting, at which time they are taxed as ordinary income.

•	“Disability” means the absence of the Grantee from Board of Director’s duties with the Company for 180 consecutive days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Corporation or its insurers and reasonably acceptable to the Grantee or the Grantee’s legal representative.

Signature: «Name»

Date

SLM CORPORATION

BY:	Albert L. Lord
Chief Executive Officer